U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   O'Neal    Gary      S.
   (Last)  (First)  (Middle)

  400 Poydras St. Unit 1510
   (Street)

  New Orleans  LA     70130
   (City)    (State)  (Zip)

2. Statement for Month/Year

  04/02

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
    ###-##-####

4. Issuer Name and Ticker or Trading Symbol
  Federal Security Protection Services, Inc. (FSPS)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   /X/ Director                            / / 10% Owner
   /X/ Officer (give title below)          / / Other (specify below)
   President and CEO

6. If Amendment, Date of Original (Month/Year)


7. Individual or Joint/Group Reporting (Check Applicable Line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person



                         Table I -- Non-Derivative Securities Beneficially Owned





                               2. Amount    3. Ownership    4. Nature of
                                  of           form Direct     Direct or
                                  Beneficially  Indirect       Indirect Beneficial
1. Title of Security              Owned         (I)             Ownership
   (Instr. 4)                                  (Instr. 5)
-----------------------------    ----------     ------         ------------

Common Stock
Not applicable


                            Table II--Derivative Securities Beneficially Owned
                              (e.g., puts, calls, warrants, options, convertible securities)

                      2. Date Exercisable       3. Title and Amount
                      and Expiration Dates      of Securities                                    5. Ownership Form  6. Nature
                      (Month/Day/Year)          Underlying Derivitive             4.Conversion   of Derivitive         of
1. Title of           ----------------------    Security (instr. 3)               or exercise    Securities:           Indirect
Derivative Security   Date                      ------------------------------    Price of       Direct (D) or         Beneficial
                      Exercis-    Expiration                  Amount or           Derivitive     Indirect (I)          Ownership
   (Instr. 4)         able        Date          Title         Number of Shares    Security       (instr. 5)            (instr. 5)
-------------------   ----------  ----------    ------------  ----------------    -------------  ------------------  -------------
Stock Option          04/24/2002  04/24/2007     Stock Option   1,000,000           $0.15               D



Explanation of Responses:



        /s/ Gary S. O'Neal                     August 07, 2002
---------------------------------------    --------------------------
          Gary S. O'Neal                            Date
    **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).